Exhibit 10.42

                             CONSULTING AGREEMENT

         AGREEMENT made this 5th day of February, 1996 by and between HYDRON TECHNOLOGIES, INC., a New York corporation having its offices at 1001 Yamato Road, Suite 403, Boca Raton, Florida 33431 (the "Company") and CHARLES FOX ASSOCIATES, INC., a New Jersey corporation with its principal place of business at 39-08 Tierney Place, Fairlawn, New Jersey 07410 (the "Consultant").

                             W I T N E S S E T H:

         WHEREAS, the Consultant has acquired considerable knowledge and expertise with respect to research and development for cosmetics and health and beauty products; and,

         WHEREAS, the Company desires to obtain the benefits of the Consultant's knowledge and expertise and the Consultant is agreeable thereto.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:

         1. Research and Development Activities.

         (a) The Company hereby retains the Consultant, and the Consultant hereby accepts and agrees, to serve as an independent general advisor and consultant to the Company on all matters relating to research and development activities of the Company (the "R&D Activities"). The Consultant shall advise and consultation with respect to performing the R&D Activities for the purpose of producing completed, formulated and stabile products acceptable to the Company (the "Products") suitable for commercial exploitation prior to the expiration of the term of this Agreement.

         (b) It is understood and agreed that consumer product safety testing for certain of the Products may not have been completed prior to the expiration of the term of this Agreement. In the event such testing reveals that additional work is to be performed on the Products in order to make them safe for consumer use and the Company requests the Consultant to complete such consumer product safety testing, then in such event, the Consultant covenants and agrees, and shall perform, such additional work as may be necessary in order to make the Products safe for consumer use in return for a fee $5,000 per month until completion of such testing.

         (c) The Consultant's R&D Activities under this paragraph no. 1 shall be provided principally within the State of New Jersey, and at such other place or places and at such time or times, on reasonable notice, as the officers of the Company shall reasonably determine from time to time. In the event the Consultant shall travel outside of the State of New Jersey at the request of the Company, then in such event, the Company shall reimburse the Consultant for the reasonable expenses of such traveling.

         (d) The Consultant shall keep himself available to consult with and advise the Company to the best of its ability with respect to the matters specified above for such number of hours per week, if so requested by the Company, as may be necessary to complete the development of the Products prior to the expiration of the term of this Agreement.

         (e) The Consultant covenants and agrees to make available Charles Fox to perform substantially all of the services required to be performed by the Consultant hereunder.

         2. Personal Appearances. The Consultant covenants and agrees to make Charles Fox available to appear on live television broadcasts at the studios of QVC, as may be requested by the Company or QVC, for the purpose of marketing Products as well as existing products of the Company ("Personal Appearances").

         3. Term of R&D Activities and Personal Appearances. The term for which the Consultant will perform the R&D Activities and make the Personal Appearances shall be for the twelve (12) month period of March 1, 1996 through February 28, 1997 (the "Initial Term"). The Company shall have the right to extend the Initial Term of this Agreement for one (1) additional twelve (12) month period, from March 1, 1997 through February 28, 1998 (the "Additional Term"), by giving notice to the Consultant by no later than February 1, 1997.

         4. Monthly Remuneration. In full consideration of the R&D Activities to be performed and the Personal Appearances to be made by the Consultant under paragraph nos. 1 and 2 hereof, the Company agrees to pay to the Consultant the sum of $60,000, payable in equal monthly installments of $5,000 during the Initial Term of this Agreement, and each of the Company and the Consultant agrees to negotiate in good faith the amount of the fee payable to the Consultant by the Company for services of the Consultant for the Additional Term, if this Agreement is extended by the Company.

         5. Infomercial Services.

         (a) During the Initial Term and the Additional Term, if any, the Consultant covenants and agrees to make Charles Fox available to appear for taping of one (1) or more infomercials for the purpose of marketing products of the Company.

         (b) The Consultant hereby consents to the use of the image, likeness and voice of Charles Fox in the infomercial produced by Hydromercial Partners, of which the Company is a general partner, as well as any future infomercials to be produced by or on behalf of the Company.

         6. Infomercial Royalty Payments.

         (a) In consideration of the performance of the infomercial services as set forth in paragraph no. 5(a) and (b) hereof, commencing as of January 1, 1996 and running through December 31, 1996 (the "Royalty Period"), the Company shall pay a royalty to the Consultant equal to two and one-half (2.5%) percent of the Net Sales (as hereinafter defined) of the Company of Hydron polymer based products ("Hydron Based Products"), with a maximum royalty of $218,125 (the "Sales Royalty"). Notwithstanding anything to the contrary herein or elsewhere contained, the Sales Royalty for the Royalty Period shall not be terminated in the event of the association between the Consultant and the Company is terminated, whether as the result of the death of Charles Fox, or otherwise.


         (b) The Consultant covenants and agrees that the Sales Royalty shall be used solely to exercise three (3) outstanding stock options held by Charles Fox, individually, i.e., the nonqualfied stock options dated as of April 8, 1992, July 1, 1992 and October 21, 1993 (collectively the "Options") to purchase an aggregate of 100,000 shares of Company's common stock, $.01 par value per share.

         (c) For purposes hereof, "Net Sales" shall be deemed to mean the invoiced amount of Hydron Based Products shipped or sold by the Company to a non-affiliated entity, less allowances, discounts, uncollectible accounts, and returns, and sales taxes and freight charges separately stated.

         (d) The Sales Royalty hereunder shall be accounted for and paid quarterly within forty-five (45) days after the close of each three (3) month period for the period of January 1, 1996 through December 31, 1996. Notwithstanding the two and one-half (2.5%) percent rate of Sales Royalty as set forth in paragraph no. 4(a) hereof, the Company shall pay a minimum quarterly sales royalty to the Consultant equal to $54,531.25 ("MQSR") at the time it accounts and pays the Sales Royalty. Any and all Sales Royalties paid in excess of the MQSR shall be credited against the next MQSR and total Sales Royalty due.

         (e) The Company shall deliver to the Consultant at the time each Sales Royalty payment is due, a statement signed by the Chief Financial Officer of the Company indicating (i) the invoice price of all articles of Products shipped during the periods covered by such Sales Royalty payment, (ii) the amount of deductions from gross sales, and (iii) a computation of the amount of Sales Royalty payable hereunder for said period.

         7. Ownership of the Products, etc.

         (a) Any and all of the Products, as well as, including but without limitation, any and all pamphlets, books, reports, drawing, specifications, prototypes, laboratory models, patents, patent applications, inventions, improvements and/or discoveries (whether or not patentable) developed during the R&D Activities are, and shall remain, the exclusive property of the Company.

         (b) At any time and from time to time, at the request of Company and without further cost or expense to Company, the Consultant shall execute and deliver such instruments of conveyance or transfer and take such other actions as Company may request in order to vest in Company good and marketable title to the Products, including, but not limited to, assistance in preparing patent applications. In furtherance thereof, the Consultant hereby grants to Company an irrevocable power of attorney to effect same in the name and stead of Consultant. The Company need not take any other action, nor have any other documents executed, to effect such power of attorney; and the Consultant expressly acknowledges and agrees that such power of attorney is irrevocable and shall be deemed to be coupled with an interest.

         8. Prohibited Action. The Consultant and Charles Fox shall not engage in any acts or conduct and shall not make any statement which can reasonably be expected to have an adverse affect on the business, financial condition or reputation of the Company or its products.

         9. Confidential Information. The Consultant and Charles Fox shall not directly or indirectly either during the term of this Agreement or thereafter,

disclose to anyone (except in the regular course of the Company's business), or use in competition with the Company, any information acquired by the Consultant during the period the Consultant is performing services for the Company with respect to the Company's operations or affairs (including, but not limited to, products, product formulation and specification, names, addressed and requirements of customers or prospective customers, and the business methods, procedures, programs and forms of the Company, all of which the Consultant acknowledges to be confidential).

         10. Relationship of the Consultant to the Company. The Consultant shall be an independent contractor; in no event shall the Consultant or Charles Fox be considered an agent of the Company. Under no circumstances shall the Consultant or Charles Fox have, or claim to have, power of decision in any activities on behalf of the Company. Further, the Company acknowledges, that as independent contractors, each of the Consultant an Charles Fox have the right to perform services for other companies in the cosmetic field; provided, that in no event shall the Consultant or Charles Fox breach paragraph numbers 7, 8 or 9 hereof.

         11. Equitable Relief. In the event the Consultant shall commit or cause to commit a breach of this Agreement (including but not limited to the provisions of paragraph numbers 7, 8, 9 and 10 hereof, and with regard to Charles Fox, solely the provisions of paragraph numbers 7, 8, 9 and 10 hereof), then in any such event, each of Charles Fox and the Consultant hereby consents to the granting of a temporary or permanent injunction against him and it, respectively, by any court of competent jurisdiction prohibiting such violations of any provision of this Agreement. In any proceeding for an injunction and upon any motion for a temporary or permanent injunction, each of the Consultant and Charles Fox agrees that their ability to answer in damages shall not be a bar or interposed as a defense to the granting of such temporary or permanent injunction against the Consultant or Charles Fox. Each of the Consultant and Charles Fox further agrees that the Company will not have an adequate remedy at law in the event of any breach by the Consultant or Charles Fox hereunder and the Company will suffer irreparable damage and injury if any of such provisions of this Agreement are breached.

         12. Cumulative Rights. The rights and remedies granted in this Agreement are cumulative and not exclusive, and are in addition to any and all other rights and remedies granted and permitted under and pursuant to law.

         13. No Waiver. The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.

         14. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto and no amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by the party charged therewith.

         15. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of New York without regard to the principles of conflicts of laws.

         16. Assignment and Delegation of Duties. This Agreement may not be assigned by the parties hereto, and any attempted assignment hereof shall be void and of no effect. This Agreement is in the nature of a personal service contract and the duties imposed hereby are non-delegable.

         17. Paragraph Headings. The paragraph headings herein have been inserted for convenience of reference only, and shall in no way modify or restrict any of the terms or provisions hereof.

         18. Notices. Any notice or other communication under the provisions of this Agreement shall be in writing, and shall be given by postage prepaid, registered or certified mail, return receipt requested, by hand delivery with an acknowledgement copy requested, or by the Express Mail service offered by the United States Post Office or by any other reputable commercial overnight delivery service, directed to the addresses set forth above, or to any new address of which any party hereto shall have informed the others by the giving of notice in the manner provided herein. Such notice or communication shall be effective, if sent by mail, three (3) days after it is mailed within the continental United States; if sent by Express Mail or overnight delivery service, one day after it is sent; or by hand delivery, upon receipt.

         19. Unenforceability; Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement, shall, nevertheless, be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

         20. No Third Party Rights. The representations, warranties and other terms and provisions of this Agreement are for the exclusive benefit of the parties hereto, and no other person shall have any right or claim against any party by reason of any of those terms and provisions or be entitled to enforce any of those terms and provisions against any party.

         21. Counterparts. This Agreement may be executed in counterparts, all of which shall be deemed to be duplicate originals.

         IN WITNESS WHEREOF, the parties hereto have executed this instrument the date first above written.

                                                HYDRON TECHNOLOGIES, INC.

                                            By: /s/ Harvey Tauman
                                                Harvey Tauman, President

                                                CHARLES FOX ASSOCIATES, INC.


                                            By: /s/ Charles Fox
                                                Charles Fox, President

Solely with regard to paragraph numbers 7, 8, 9 and 10 of this Agreement:

                                                /s/ Charles Fox
                                                CHARLES FOX